Exhibit 10.1
FARO Technologies
250 Technology Park, Lake Mary, FL 32746
Tel: +1.407.333.9911 | Toll Free: 800.736.0234 Nasdaq: FARO
Fax: +1.407.333.4181www.FARO.com

July 11, 2019
Mr. Allen Muhich
12620 SW Winterview Dr.
Portland, OR 97224-0701

RE: Offer of Employment
Dear Allen,
We are pleased to extend to you a conditional offer of employment as Chief Financial Officer (“CFO”) for FARO Technologies, Inc. (“FARO” or the “Company”) based at our Company headquarters in Lake Mary, Florida. This letter will serve to set forth the terms of our offer which, if accepted, remains subject to ratification by the Company’s Compensation Committee.
If you accept our offer, we propose a start date of July 26, 2019 (the “Start Date”), conditioned upon your completion of a satisfactory reference check, satisfactory in-depth background investigation and satisfactory drug screening and your counter-signing and returning this offer letter and our Patent & Confidentiality Agreement and Non-Competition Addendum. Copies of the Agreement and Addendum are enclosed for your review and consideration. We reserve the right to rescind our employment offer should you refuse to consent to a background check for employment purposes, should we determine that the results of your check are inconsistent with our hiring criteria for the CFO role, should you refuse to sign the enclosed documents, or should the Compensation Committee fail to ratify the terms of this offer.
Management and Position
Presuming the conditions for your offer are met, your employment with FARO will be “at-will”, which means that your employment will not be for any fixed term and that both you and the Company both retain the absolute right to terminate your employment at any time, with or without cause or notice. The at-will nature of your employment relationship may only be modified, altered or changed through a written agreement signed by the Company’s President and CEO, Michael Burger. Verbal statements by any of FARO’s officers, employees or other representatives will not, in any way, be effective to amend our conditional offer or otherwise guarantee employment with the Company for any specific period of time or on any specific terms.
In your position, you will report directly to Michael Burger, President and CEO, and will have the duties, responsibilities and authority customarily associated with the position. While you are employed, it is expected that you will devote substantially all of your full professional time and best professional efforts to FARO’s business and will not engage in any activities that compete with the Company in any way. The Company also expects that you will, at all times, adhere to its professional standards and comply with all of its policies, practices and procedures, including but not limited to those policies prohibiting harassment and discrimination (including sexual harassment), protecting confidential business information, and governing the use of the Company’s information systems.

Compensation and Benefits
Annual Base Salary and Exempt Status
Your annual base salary shall be $371,000.00 paid bi-weekly as it is earned on FARO’s regularly-scheduled pay dates, which may be direct deposited or tendered by check in accordance with your request. Your employment with the Company will be full-time. Your position is considered exempt from the overtime pay and minimum wage requirements of applicable federal and state law, which means you will be expected to report to the office as scheduled during our regular business hours and as otherwise reasonably necessary to fulfill your job duties and meet other business needs but will not be eligible to earn overtime compensation for any hours you work in excess of forty (40) in any given workweek.
Health and Welfare Benefits
Upon commencement of employment, you will be eligible to participate in and receive benefits under the welfare benefit plans, policies, programs and practices provided by the Company as those are available to all other executive employees based in the United States. Benefit coverage is established by FARO policies and practices, governing plan documents and any necessary approval of the Board of Directors. Further information concerning these plans, policies, programs and practices will be issued to you by FARO upon your Start Date. Benefit costs may vary depending on when in the plan year the date of hire occurs (FARO’s benefit year begins on March 1st and ends on February 28th or 29th as applicable). FARO reserves its right to at any time to amend, modify, add-to or discontinue any and all benefits offered, in accordance with applicable law.
Paid Time Off
You are eligible to take Paid Time Off after completion of your introductory period, which is initially set for ninety (90) days but may be extended one or more times at the Company’s discretion. The PTO calendar runs from March 1 to February 28 (or February 29) each year. From your Start Date until the end of the current PTO year, you will be granted 13 days of PTO together with 1 floating holiday for the 2019-2020 benefit year. On March 1, 2020, you will receive 23 days of PTO together with 2 floating holidays for the 2020-2021 benefit year. Scheduling, approval, tracking and other provisions concerning the use of PTO is governed by the Company’s PTO Policy. You will additionally be granted other time off (such as for holidays, sick days, etc.) in accordance with law and applicable Company policies.
Signing Bonus
The Company will pay you a one-time signing bonus equal to $200,000.00 (the “Signing Bonus”), in a single lump sum in cash within thirty (30) calendar days of your Start Date; provided that, you will be required to repay the net value of the Signing Bonus if you voluntarily resign from your employment before the second anniversary of your Start Date or are terminated by the Company for “Cause” within that same time period. For purposes of this offer, “Cause” means, as determined by the Company: (i) your failure to perform your duties with the Company, following a written demand for substantial performance within thirty (30) days from service thereof and failure to cure the identified deficiencies, (ii) you engage in illegal conduct or gross misconduct that is materially injurious to the Company or any affiliate, (iii) you engage in conduct or misconduct that materially harms the reputation or financial position of the Company or any affiliate, (iv) you are convicted of, or plead nolo contendere to a felony or to a crime involving fraud, dishonesty, violence or moral turpitude, (v) you are found liable in any SEC or other civil or criminal securities law action, (vi) you commit an act of fraud or embezzlement against the Company or any affiliate, or (vii) you accept a bribe or kickback.

Initial Equity Grant
Upon commencement of employment, you will be granted restricted stock units with a target value of $1,000,000.00. This initial equity grant will be comprised of a combination of performance-vesting restricted stock units and time-vesting restricted stock units, in a ratio of 50% and 50%, respectively. The grant will be subject to the terms and conditions applicable to performance-vesting restricted stock units and time-vesting restricted stock units granted under the Company’s existing long-term incentive plan, as amended from time to time (the “Plan”), along with the applicable forms of award agreements.
Relocation Summary
Relocation will be facilitated by NEI Global Relocation. As part of the relocation assistance, FARO will provide direct reimbursement of the real estate agent’s commission (capped at 7%) and customary, non-recurring home sale closing costs, up to a combined total of $50k. Please refer to the summary program policy for all other information. You will be able to access the NEI website once you have accepted the position. We would expect you to relocate by the end of 2021. NOTE: Should you voluntarily leave FARO prior to 12 months from the date of your relocation, you must repay a prorated portion of all relocation expenses incurred, including all Company tax liabilities. Your signature below will confirm that you have read and understood the terms and conditions of the Relocation Assistance offered by FARO, including all limitations.
Incentive, Savings and Retirement Plans
During your employment, you will be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs available to all other executive employees of the Company based in the United States. Without limiting the foregoing, the following shall apply:

a)
for the annual performance period ending December 31, 2019 and continuing annually throughout your employment thereafter, in accordance with the Company’s Short Term Incentive Plan you will be eligible to receive a cash bonus based upon the achievement of performance goals established by the Compensation Committee of the Board and agreed upon by you, with a target bonus of sixty-five percent (65%) of your Base Salary; provided that any annual bonus for fiscal year 2019 awarded to you shall be a prorated amount of the annual bonus that would have been paid for full-year fiscal 2019 based on the number of days you are employed by the Company during the fiscal year. You must be employed by the Company on the last day of the fiscal year to which a bonus relates in order to earn a bonus for that year. Any bonus awarded to you will be paid within two and one-half months (2½) after the end of the performance period to which it relates.

b)
beginning with the annual performance period ending December 31, 2020 and thereafter continuing throughout your employment, you will be eligible for annual grants under the Company’s long-term incentive plan or plans of stock-based awards based upon the achievement of performance goals established from year to year by the Compensation Committee of the Board, with a target value initially of $600,000.00. Grants are expected to be awarded as a combination of performance-vesting restricted stock units and time-vesting restricted stock units, in a ratio of 50% and 50%, respectively. Nothing in this letter requires the Board to make grants of restricted stock units or other awards in any year or to make grants of any specific types of awards or in any certain amount or ratio. Vesting of such grants or awards will be governed by the terms of the Company’s long-term incentive plan or plans of stock-based awards, as the same are in effect and/or amended by the Company from time to time.

Expense Reimbursement
You will receive prompt reimbursement for all reasonable business expenses you incur during the course of performing your duties and responsibilities for the Company, in accordance with the policies, practices and procedures of the Company generally available to executive employees of the Company based in the United States and subject to change from time to time.

Severance Pay
In the event of your termination of employment without Cause, you will be eligible to receive severance pay in accordance with the terms of the Company’s Executive Severance Plan, provided that you sign, return and do not revoke a release agreement in a form prepared by the Company. The terms of the Company’s Executive Severance Plan may be amended from time to time, in the Company’s sole discretion, and shall be controlling.
Beginning of Employment, Verification of Eligibility to Work and Employment Tax Withholdings
On your first day of employment, please report to Katrona Tyrrell, Chief People Officer.
In accordance with the Immigration Reform and Control Act of 1986, it is necessary that you provide verification of employment status. Please be prepared to provide documentation per page 5 of the U.S. Citizenship and Immigration Services Form I-9 on your first day of employment. A copy of Form I-9 can be found at https://www.uscis.gov/i-9. In order to assure that you are paid promptly, you will also need to complete a W-4 form.
All onboarding paperwork, including payroll forms, will be done online through the Workday portal. Please log onto Workday throughout the new hire process to complete onboarding tasks as soon as they become available to you. This prevents unnecessary delays to your employment with FARO.
Performance Management
Minimum performance expectations for all positions must be achieved and will be monitored on a regular ongoing basis. If you do not maintain established performance standards and/or successfully complete relevant training, you will be subject to FARO's Performance Improvement/Disciplinary Action Process as applied to all employees. Changes in compensation may or may not coincide with your performance reviews and may occur from time-to-time in FARO’s sole discretion. Any compensation changes will depend upon a number of things including but not limited to your work performance and responsibilities, FARO’s financial performance, and the general economic environment.
Additional Contingencies
You are responsible for evaluating and ensuring freedom from any non-compete or other restrictive covenants you may have with any previous employers. If a dispute arises between you and a previous employer, FARO may take any steps it deems necessary, up to and including termination of your employment, to protect the Company.
This offer letter supersedes and replaces all conversations or other correspondence on this matter.
We are looking forward to having you as part of the FARO team and believe that this offer provides you an exciting and unique professional opportunity! Should you have any questions about the Company or regarding this offer, please contact Katrona Tyrrell at 407-562-5020.

Kindly note that, for planning purposes, we will be unable to hold this conditional employment offer open for you beyond three business days of the date written above. A signed copy of this letter must be received by FARO within that time frame, or the offer will become invalid and be automatically rescinded.
Sincerely,
/s/ Michael Burger
Michael Burger
President and Chief Executive Officer

Acknowledgement
I hereby accept FARO’s conditional offer of employment at-will on the terms set forth above, which I understand must be ratified by the Company’s Compensation Committee to be effective. I understand that, should my employment offer be confirmed, I am not guaranteed employment for any period of time and that the terms, conditions and benefits of my employment are subject to change in the Company’s sole discretion with or without Cause or notice. I also understand that should I refuse to sign the Patent & Confidentiality Agreement and Non-Competition Addendum the Company provided or consent to a background check, reference check and drug screening for employment purposes, or should the results of that check be inconsistent with the hiring criteria for the role for which I applied, the Company’s conditional offer of employment to me will be rescinded.

/s/ Allen Muhich                        Date: July 15, 2019
Allen Muhich